F.N.B. Corporation Reports 2020 Earnings per Share of $0.85
Record revenue of $1.2 billion for 2020 ~ Record non-interest income ~ Continued COVID-19 support

PITTSBURGH, PA – January 19, 2021 – F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2020 with net income available to common stockholders of $70.2 million, or $0.22 per diluted common share. Comparatively, fourth quarter of 2019 net income available to common stockholders totaled $93.2 million, or $0.29 per diluted common share, and third quarter of 2020 net income available to common shareholders totaled $80.8 million, or $0.25 per diluted common share. On an operating basis, the fourth quarter of 2020 earnings per diluted common share (non-GAAP) was $0.28, excluding $0.06 for significant items. Operating earnings per diluted common share (non-GAAP) for the fourth quarter of 2019 was $0.30 and $0.26 for the third quarter of 2020, excluding $0.01 for significant items in each quarter.

For the full year of 2020, net income available to common stockholders was $278.0 million, or $0.85 per diluted common share. Comparatively, full year 2019 net income available to common stockholders totaled $379.2 million, or $1.16 per diluted common share. On an operating basis, full year 2020 earnings per diluted common share (non-GAAP) was $0.96, excluding $0.11 for significant items. Operating earnings per diluted common share (non-GAAP) for the full year of 2019 was $1.18, excluding $0.02 for significant items. The results for 2020 reflect the impact of $45.6 million of significant items, including loss on debt extinguishment and related hedge termination of $25.6 million related to the prepayment of higher-rate Federal Home Loan Bank (FHLB) borrowings given continued strong deposit growth; branch consolidation costs of $18.7 million resulting from our branch optimization efforts and continued customer migration to digital channels; COVID-19 related expenses of $11.3 million, including $2.5 million in contributions to our FNB Foundation to continue to support our communities as they deal with the ongoing pandemic; and service charge refunds of $3.8 million, partially offset by a $13.8 million gain on the sale of all of the Bank's holdings of Visa Class B shares.

“In an unparalleled year for our country and industry, we maintained our commitment to drive long-term shareholder value, keeping our focus on our stated objectives and taking steps to improve efficiency and profitability. These efforts, in addition to continuous investments in our customer experience, serve as the foundation for strong financial performance and progress with fourth quarter 2020 operating earnings per share increasing 8% to $0.28, and operating return on tangible common equity increasing to 15%. Full year total revenue was a record at $1.2 billion amidst a challenging interest rate environment and operating net income available to common stockholders totaled $314 million, or $0.96 per diluted common share, inclusive of credit reserves associated with the COVID-19 pandemic. FNB achieved a record level of total non-interest income, a benefit of our diversified business model, as our investments in key fee-based businesses of capital markets, mortgage banking, insurance, and wealth management served us well in the current environment with these record levels of revenue increasing $32 million, or 24%, to $162 million in the aggregate, compared to 2019. Our efficiency ratio totaled 56%, and operating expenses were well controlled, achieving our stated 2020 cost-savings target of $20 million. Tangible book value per common share increased 5% compared to 2019 and reached an all-time high of $7.88 in the fourth quarter of 2020”, said Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer of F.N.B. Corporation and First National Bank.

“These results are attributed directly to the dedication and determination of our employees who quickly adapted to working from home during the pandemic and maintained exceptional support to our clients as they themselves navigated this difficult climate. As an organization, we will continue to diligently serve all of our constituents as we move forward together and strive for even better results in 2021.”

Fourth Quarter 2020 Highlights
(All comparisons refer to the fourth quarter of 2019, except as noted)

•Growth in total average loans was $2.4 billion, or 10.4%, reflecting commercial loan growth of $2.9 billion, or 19.9%, and a $499 million, or 5.8%, decrease in average consumer loans reflecting the sale of approximately $500 million in indirect auto loans in 2020. Average net PPP loans were $2.46 billion for the fourth quarter of 2020.
•Total average deposits grew $4.1 billion, or 16.6%, primarily due to an increase in average non-interest-bearing deposits of $2.6 billion, or 40.3%, and an increase in average interest-bearing demand deposits of $2.1 billion, or 18.9%, partially offset by a managed decrease in average time deposits of $1.1 billion, or 21.8%. Average deposit growth reflects inflows from the PPP and government stimulus activities, in addition to organic growth in new and existing customer relationships.
•The loan-to-deposit ratio was 87.4% at December 31, 2020, compared to 94.0% at December 31, 2019, as deposits grew significantly. Additionally, the funding mix continued to improve with non-interest-bearing deposits totaling 31% of total deposits, compared to 26% as of December 31, 2019.
•Net interest income increased $8.0 million, or 3.5%, supported by growth in average earning assets, reductions in the cost of interest-bearing-deposits, strong growth in non-interest-bearing deposits and the termination of higher-rate FHLB borrowings, largely offsetting the impacts of a lower interest rate environment on asset yields.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 8 basis points to 2.87% as the total cost of funds decreased 11 basis points with the cost of interest-bearing deposits decreasing 12 basis points and more than offset a decline in earning asset yields of 3 basis points. Compared to the fourth quarter of 2019, the net interest margin declined 20 basis points from 3.07%, reflecting the extended low rate environment as the quarterly average 1-month LIBOR rate decreased from 1.79% in the fourth quarter of 2019 to 0.15% in the fourth quarter of 2020.
•Reported non-interest income of $68.4 million included a $12.3 million loss on early debt extinguishment related to the prepayment of $300 million in higher-rate FHLB borrowings during the fourth quarter of 2020. On an operating basis, non-interest income increased $2.3 million, or 3.0%, due primarily to a $4.9 million, or 47.0%, increase in mortgage banking income based on continued strong production levels and expanded gain-on-sale margins.
•The effective tax rate was 15.9%, compared to 17.6%, as a result of relatively lower levels of pre-tax earnings for the fourth quarter of 2020, primarily due to the significant items.
•The efficiency ratio (non-GAAP) equaled 56.5%, compared to 56.0%, reflecting the low interest rate environment and slightly higher non-interest expense from operations.
•The annualized net charge-offs to total average loans ratio was 0.41% as a result of the exit of commercial loans in COVID-19 sensitive industries, primarily within the hotel and lodging sector, utilizing previously established reserves.
•The ratio of tangible common equity to tangible assets (non-GAAP) increased 5 basis points to 7.24%, compared to September 30, 2020, with net PPP loan balances negatively impacting the December 31, 2020 and September 30, 2020 TCE ratios by 47 and 56 basis points, respectively. Compared to the year-ago quarter, the ratio decreased 34 basis points due primarily to the PPP loan impact and the 2020 Day 1 Current Expected Credit Losses (CECL) adoption impact of 16 basis points. On a linked-quarter basis, tangible book value per common share (non-GAAP) increased $0.07, or 0.9%, to $7.88, reflecting FNB's continued strategy to optimize capital deployment.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	4Q20	3Q20	4Q19
Reported results
Net income available to common stockholders (millions)	$70.2	$80.8	$93.2
Net income per diluted common share	0.22	0.25	0.29
Book value per common share (period-end)	15.09	14.99	14.70
Pre-provision net revenue (reported) (millions)	103.4	126.9	123.1
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$91.9	$85.5	$96.6
Operating net income per diluted common share	0.28	0.26	0.30
Tangible common equity to tangible assets (period-end)	7.24%	7.19%	7.58%
Tangible book value per common share (period-end)	$7.88	$7.81	$7.53
Pre-provision net revenue (operating) (millions)	$130.9	$132.9	$127.4
Average diluted common shares outstanding (thousands)	324,877	325,663	326,516
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(4.7)	$(2.7)	$—
After-tax impact of COVID-19 expense	(3.7)	(2.1)	—
Pre-tax gain on sale of Visa class B stock	—	13.8	—
After-tax impact of gain on sale of Visa class B stock	—	10.9	—
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	(12.3)	(13.3)	—
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	(9.7)	(10.5)	—
Pre-tax branch consolidation costs	(10.5)	—	—
After-tax impact of branch consolidation costs	(8.3)	—	—
Pre-tax service charge refunds	—	(3.8)	(4.3)
After-tax impact of service charge refunds	—	(3.0)	(3.4)
Total significant items pre-tax	$(27.5)	$(6.0)	$(4.3)
Total significant items after-tax	$(21.7)	$(4.7)	$(3.4)

Year-to-Date Results Summary	2020	2019
Reported results
Net income available to common stockholders (millions)	$278.0	$379.2
Net income per diluted common share	0.85	1.16
Pre-provision net revenue (reported) (millions)	466.3	515.4
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$314.0	$386.1
Operating net income per diluted common share	0.96	1.18
Pre-provision net revenue (operating) (millions)	516.0	527.4
Average diluted common shares outstanding (thousands)	325,488	326,061
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(11.3)	$—
After-tax impact of COVID-19 expense	(8.9)	—
Pre-tax gain on sale of Visa class B stock	13.8	—
After-tax impact of gain on sale of Visa class B stock	10.9	—
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	(25.6)	—
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	(20.2)	—
Pre-tax branch consolidation costs	(18.7)	(4.5)
After-tax impact of branch consolidation costs	(14.8)	(3.6)
Pre-tax service charge refunds	(3.8)	(4.3)
After-tax impact of service charge refunds	(3.0)	(3.4)
Total significant items pre-tax	$(45.6)	$(8.8)
Total significant items after-tax	$(36.0)	$(7.0)
(1) Favorable (unfavorable) impact on earnings.

Fourth Quarter 2020 Results – Comparison to Prior-Year Quarter

Net interest income totaled $234.4 million, increasing $8.0 million, or 3.5%, as significant growth in average loans and deposits of $2.4 billion and $4.1 billion, respectively, offset the repricing impact from lower interest rates on earning asset yields. Total average earning assets increased $3.2 billion, or 10.6%, led by average loan growth that included $2.46 billion in PPP average loans for the fourth quarter of 2020.

The net interest margin (FTE) (non-GAAP) declined 20 basis points to 2.87%, as earning asset yields decreased 82 basis points primarily reflecting the impact of significant reductions in the 1-month LIBOR rate on variable-rate loans. Offsetting the lower earning asset yields, the total cost of funds improved 63 basis points to 0.45%, compared to 1.08%, due to a 76 basis point reduction in interest-bearing deposit costs and lower borrowing costs.

Average loans totaled $25.7 billion, an increase of $2.4 billion, or 10.4%, with commercial loan growth increasing $2.9 billion, or 19.9%, including $2.1 billion, or 40.4%, growth in commercial and industrial loans and $0.8 billion, or 8.4%, growth in commercial real estate balances. Excluding PPP loans, origination activity was led by growth in the Cleveland, Mid-Atlantic (Washington D.C., northern Virginia and Maryland markets), South Carolina and Pittsburgh regions. Average consumer loans decreased $499 million, or 5.8%, primarily due to the sale of approximately $500 million of indirect auto installment loans in November 2020. The consumer loan declines were partially offset by growth in direct installment loans of $210 million, or 11.8%, and residential mortgages of $139 million, or 4.2%.

Average deposits totaled $29.0 billion with growth in non-interest-bearing demand deposits of $2.6 billion, or 40.3%, and interest-bearing demand deposits of $2.1 billion, or 18.9%. The growth in deposits was driven by solid organic growth in customer relationships, as well as deposits from PPP funding and government stimulus activities. The loan-to-deposit ratio was 87.4% at December 31, 2020, compared to 94.0% at December 31, 2019.

Strong deposit growth enabled FNB to reduce higher rate FHLB borrowings by $300 million during the fourth quarter of 2020 with a loss on debt extinguishment costs of $12.3 million, which was included in other non-interest income. These balance sheet actions taken to reduce higher-cost debt will provide future benefit through lower interest expense on outstanding borrowings.

Non-interest income totaled $68.4 million, a decrease of $5.7 million, or 7.7%, compared to the fourth quarter of 2019. On an operating basis, non-interest income increased $2.3 million, or 3.0%, when excluding significant items impacting earnings of $12.3 million and $4.3 million from the fourth quarters of 2020 and 2019, respectively. Mortgage banking operations income increased $4.9 million, or 47.0%, as a result of continued strong production levels and meaningful improvement in gain-on-sale margins. Trust services increased $1.1 million, or 14.7%, benefiting from geographic expansion and higher equity market valuations on assets under management. There was also a reduction in FHLB borrowings and the FHLB dividend rate resulting in a $1.1 million, or 22.8%, decrease in dividends on non-marketable equity securities. The termination of $300 million in higher-rate FHLB borrowings resulted in a loss on debt extinguishment of $12.3 million reported in other non-interest income.

Non-interest expense totaled $199.3 million, increasing $22.0 million, or 12.4%. On an operating basis, non-interest expense increased $6.8 million, or 3.8%, when excluding $10.5 million in branch consolidation costs and $4.7 million of COVID-19 related expenses in the fourth quarter of 2020. On an operating basis, salaries and benefits increased $8.8 million, or 9.1%, primarily from higher production-related commissions and incentives and the normal impact from annual merit increases. On an operating basis, occupancy and equipment expense increased $0.2 million, or 0.6%, as benefit from branch rationalization fully offset expansion in key regions such as the Mid-Atlantic and South Carolina and continued digital investment. The efficiency ratio (non-GAAP) equaled 56.5%, compared to 56.0%.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO increased 4 basis points to 0.77%. Prior to the adoption of CECL, acquired (purchased credit deteriorated, or PCD) loans were excluded from non-performing disclosures. Total delinquency increased 8 basis points to 1.02%, compared to 0.94% at December 31, 2019, and remains at satisfactory levels. Excluding PPP loans at December 31, 2020, total delinquency increased 17 basis points to 1.11%, still at satisfactory levels. The total level of loans on temporary deferral is 1.7% as of December 31, 2020, compared to 3.4% at September 30, 2020, and 10.3% at June 30, 2020.

The provision for credit losses totaled $17.6 million, compared to $7.5 million. Net charge-offs were $26.4 million, or 0.41% annualized, of total average loans for the fourth quarter of 2020 as a result of the exit of commercial loans in COVID-19 sensitive industries, primarily within the hotel and lodging sector, utilizing previously established reserves. The ratio of the ACL to total loans and leases was 1.43% and 0.84% at December 31, 2020 and 2019, respectively, with the 2020 figure reflecting the adoption of CECL on January 1st and COVID-19 impacts. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.56% at December 31, 2020. Additionally, the CECL adoption on January 1, 2020, resulted in a Day 1 increase to the ACL of $105.3 million.

The effective tax rate was 15.9%, compared to 17.6%, as a result of relatively lower levels of pre-tax earnings for the fourth quarter of 2020 due to the significant items.

The tangible common equity to tangible assets ratio (non-GAAP) decreased 34 basis points to 7.24% at December 31, 2020, compared to 7.58% at December 31, 2019, as the PPP loan activity temporarily impacted the TCE ratio by 47 basis points at December 31, 2020, and the day 1 CECL adoption resulted in a $50.6 million, or 16 basis point, impact on January 1, 2020. The tangible book value per common share (non-GAAP) was $7.88 at December 31, 2020, an increase of $0.35, or 4.7%, from $7.53 at December 31, 2019. During the fourth quarter of 2020, the company repurchased 1.63 million shares of common stock at a weighted average share price of $8.22 for a total of $13.4 million, bringing the full year 2020 totals to nearly 4.0 million shares at a weighted average share price of $9.63 for $38.4 million under the existing share repurchase program.

Fourth Quarter 2020 Results – Comparison to Prior Quarter

Net interest income totaled $234.4 million, an increase of $7.3 million, or 3.2%, from the prior quarter total of $227.1 million due primarily to the continued focus on reducing deposit and borrowing costs in a lower interest rate environment and increased PPP contribution to net interest income, offsetting the impact of lower interest rates on loans and investment securities. The resulting net interest margin (FTE) (non-GAAP) increased 8 basis points to 2.87%.

Total average earning assets increased $96 million, or 0.3%, led by an $80 million increase in average investment securities. The total yield on earning assets declined 3 basis points to 3.31%, reflecting lower yields on fixed-rate and variable-rate loans originated and securities purchases, including overnight investments, in a lower rate environment. The total cost of funds decreased 11 basis points to 0.45% from 0.56%, as costs on interest-bearing deposits improved 12 basis points to 0.43%.

Average loans totaled $25.7 billion with average commercial loans flat compared to the third quarter and a decrease in average consumer loans of $413.4 million, or 4.9%. Average commercial loans included growth of $257.7 million, or 2.7%, in commercial real estate offset by a decrease of $247.4 million, or 3.2%, in commercial and industrial loans. Commercial origination activity was led by the Pittsburgh, Cleveland, and Mid-Atlantic regions. The primary driver for the decrease in average consumer loans was the indirect installment loans decline of $383.1 million due to the previously noted indirect auto sale, coupled with a decline of $33 million, or 2.4%, in average consumer lines of credit, and a $32 million, or 0.9%, decline in average residential mortgage loans, which were partially offset by an increase in average direct installment loans of $35 million, or 1.8%.

Average deposits totaled $29.0 billion, increasing $556 million, or 2.0%, driven by an increase in interest-bearing deposits of $651 million, or 4.2%, and non-interest-bearing deposits of $217 million, or 2.5%. This growth was partially offset by a managed decline in time deposits of $312 million, or 7.5%.

The loan-to-deposit ratio was 87.4% at December 31, 2020, compared to 89.1% at September 30, 2020.

Non-interest income totaled $68.4 million, decreasing $11.7 million, or 14.6%. On an operating basis, non-interest income decreased $2.7 million, or 3.2%, when excluding significant items of $12.3 million in the fourth quarter and $3.3 million in the third quarter of 2020. Mortgage banking operations decreased $3.5 million, or 18.7%, to $15.3 million, as mortgage production was at record levels in the third quarter of 2020. We continue to generate strong mortgage production with large contributions from the Mid-Atlantic and Pittsburgh regions, and the results also reflect above average gain-on-sale margins compared to historical levels. On an operating basis, service charges increased $1.7 million, or 6.1%, as customer transaction volume increased in the fourth quarter of 2020 and activity levels have continued to trend favorably.

Non-interest expense totaled $199.3 million, an increase of $19.1 million, or 10.6%, which included $4.7 million of COVID-19 expenses in the fourth quarter of 2020, compared to $2.7 million in the third quarter, as well as $10.5 million of branch consolidation costs in the fourth quarter. Excluding these expenses, operating non-interest expense increased $6.6 million, or 3.7%, primarily driven by $1.9 million in outside services, as well as higher production-related commissions and incentives. The efficiency ratio (non-GAAP) equaled 56.5%, compared to 55.3%.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO decreased 7 basis points to 0.77%. Total delinquency decreased 5 basis points to 1.02%, compared to 1.07% at September 30, 2020. Excluding PPP, total delinquency decreased 7 basis points to 1.11%. The total level of loans on temporary deferral is 1.7% as of December 31, 2020, compared to 3.4% as of September 30, 2020.

The provision for credit losses totaled $17.6 million, compared to $27.2 million, reflecting an improvement in the macroeconomic outlook. Net charge-offs totaled $26.4 million, or 0.41% annualized of total average loans and leases, compared to $19.3 million, or 0.29% annualized. The ratio of the ACL to total loans and leases was 1.43% and 1.45% at December 31, 2020, and September 30, 2020, respectively. Excluding PPP net loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.56%, compared to 1.61% at September 30, 2020.

The effective tax rate was 15.9%, compared to 17.0%, as a result of lower levels of pre-tax earnings for the fourth quarter of 2020 due to the significant items.

The tangible common equity to tangible assets ratio (non-GAAP) increased 5 basis points to 7.24% at December 31, 2020, compared to 7.19% at September 30, 2020. Tangible book value per common share (non-GAAP) was $7.88 at December 31, 2020, an increase of $0.07 from September 30, 2020. During the fourth quarter of 2020, the company repurchased 1.63 million shares of common stock at a weighted average share price of $8.22, bringing the full year 2020 totals to nearly 4.0 million shares at a weighted average share price of $9.63 under the existing share repurchase program.

2020 Full-Year Results - Comparison to Full-Year 2019 Period

Net interest income totaled $922.1 million, increasing $4.8 million, or 0.5%, as average earning asset growth of $2.7 billion, or 9.2%, offset the impact from a lower rate environment. The net interest margin (FTE) (non-GAAP) contracted 26 basis points to 2.91%, primarily from the impact of lower interest rates as average 1-month LIBOR for the full year of 2020 declined to 0.52% from 2.22% for the full year of 2019. The yield on earning assets decreased 73 basis points to 3.56%, while the cost of funds improved 49 basis points to 0.66%, primarily due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment, strong growth in non-interest-bearing deposits, and the termination of higher-rate borrowings.

Average loans totaled $25.2 billion, an increase of $2.4 billion, or 10.7%, due to the net benefit from PPP loans and solid origination activity across the footprint. Growth in average commercial loans totaled $2.5 billion, or 17.4%, including growth of $1.7 billion, or 33.8%, in commercial and industrial loans and $0.7 billion, or 8.4%, in commercial real estate. Commercial growth was led by strong commercial activity in the Pittsburgh, Cleveland, South Carolina, and Mid-Atlantic regions. Total average consumer loans were flat. Residential mortgage loans increased $227 million, or 7.0%, and direct installment balances increased $169 million, or 9.6%, offset by a decrease in indirect installment loans of $318 million, or 16.3%, due to the sale of approximately $500 million of indirect auto loans in November 2020, as well as a decline of $133 million, or 8.8%, in consumer credit lines.

Average deposits totaled $27.3 billion, increasing $3.3 billion, or 13.6%, led by average growth of $2.0 billion, or 20.1%, in interest-bearing demand deposits and $1.9 billion, or 30.6%, in non-interest-bearing deposits. On a spot basis, total deposits increased $4.3 billion, or 17.5%, driven by deposits from PPP funding and government stimulus activities, as well as solid organic growth in customer relationships.

Non-interest income totaled $294.6 million, increasing $0.3 million, or 0.1%. On an operating basis, non-interest income increased $9.9 million, or 3.3%, when excluding significant items impacting earnings of $15.6 million and $6.0 million in 2020 and 2019, respectively, primarily attributable to the fee-based businesses of mortgage banking, capital markets, and wealth management. Mortgage banking income increased $18.0 million, or 56.7%, as sold production levels increased 19% and gain-on-sale margins improved meaningfully, partially offset by net impairment of mortgage servicing rights totaling $5.8 million and $1.1 million for 2020 and 2019, respectively. Capital markets increased $6.1 million, or 18.4%, reflecting FNB's strong relationships with new and existing commercial customers. Wealth management revenues increased $3.7 million as trust income increased 12.1% through an expanded geographic footprint and positive market impacts on assets under management. Service charges declined $16.1 million, or 13.0%, as there were noticeably lower customer transaction volumes in the COVID-19 environment, although volumes have steadily increased in the second half of 2020. There was also a decline in FHLB borrowings and a reduction of the FHLB dividend rate resulting in the $4.9 million, or 26.3%, decrease in dividends on non-marketable equity securities. The $25.6 million charge on $715 million of FHLB debt extinguishment and related hedge termination costs and a $13.8 million gain on the sale of the Bank's holdings of Visa Class B shares were both recorded in other non-interest income.

Non-interest expense totaled $750.3 million, increasing $54.2 million, or 7.8%. Excluding significant items totaling $30.0 million in 2020 and $2.8 million in 2019, operating non-interest expense increased $27.0 million, or 3.9% This increase was attributable to higher salaries and employee benefit expense of $26.4 million, or 7.1%, primarily related to production-related commissions and incentives and normal merit increases, as well as increases in outside services of $4.5 million, or 7.0%. Net occupancy and equipment increased $2.6 million, or 2.2%, as the benefit from branch optimization efforts mostly offset continued digital investment and expansion in key regions such as the Mid-Atlantic and South Carolina. The efficiency ratio (non-GAAP) equaled 56.1%, compared to 54.5% in 2019.

The provision for credit losses was $122.8 million, compared to $44.6 million, which reflected COVID-19 related macroeconomic impacts and the life-of-loan CECL reserving requirements in 2020. Net charge-offs totaled $59.8 million, or 0.24%, of total average loans, compared to $28.3 million, or 0.12%, in 2019, reflecting COVID-19 impacts on certain segments of the loan portfolio.

The effective tax rate was 16.7% for 2020, compared to 17.7% in 2019, primarily resulting from lower pre-tax earnings and significant items in 2020. Both years are lower than the federal statutory rate of 21% largely due to the tax benefits resulting from tax-exempt income and renewable energy investment tax credits.

Use of Non-GAAP Financial Measures and Key Performance Indicators

To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO, excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes charges such as branch consolidation costs, certain service charge refunds, and COVID-19 expenses are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of Visa class B stock and losses on FHLB debt extinguishment and related hedge terminations are not organic to our operations. The COVID-19 expenses represent special Company initiatives to support our employees and the communities we serve during an unprecedented time of a pandemic.

To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2020 and 2019 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information

This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and the sociopolitical environment in the U.S..
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the ongoing COVID-19 pandemic crisis, dislocations, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:
◦Changes resulting from a new U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital, loan loss reserves, and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the implementation and impact of the new FASB Accounting Standards Update 2016-13 Financial Instruments Credit Losses commonly referred to as the “current expected credit loss” standard or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in significant deterioration and disruption in financial markets, national and local economic conditions and record levels of unemployment and business failures, and could have a material impact on, among other things, our business, financial condition, results of operations or liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different than what we are currently expecting, including, but not limited to, a weakened U.S. economic recovery, prolonged economic recovery, deterioration of commercial and consumer customer fundamentals and sentiments, and impairment of the recovery of the U.S. labor market. As a result, the COVID-19 outbreaks and its consequences, including responsive measures to manage it or provide relief and the uncertainty regarding its duration, may possibly have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive or the types of risks F.N.B. may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including the MD&A section) for the year ended December 31, 2019, our subsequent 2020 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of this Report.

Conference Call

F.N.B. Corporation (NYSE: FNB) announced the financial results for the fourth quarter of 2020 on Tuesday, January 19, 2021. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Wednesday, January 20, 2021, at 8:15 AM ET.

Participants are encouraged to pre-register for the conference call at http://dpregister.com/10151002. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations" section under the "About Us" tab of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls".

A replay of the call will be available shortly after the completion of the call until midnight ET on Wednesday, January 27, 2021. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10151002. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation

F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland,

Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $37 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q20	4Q20	For the Twelve Months Ended December 31,		%
	4Q20	3Q20	4Q19	3Q20	4Q19	2020	2019	Var.
Interest Income
Loans and leases, including fees	$239,771	$239,443	$265,731	0.1	(9.8)	$990,125	$1,084,358	(8.7)
Securities:
Taxable	23,061	24,807	30,910	(7.0)	(25.4)	106,576	126,101	(15.5)
Tax-exempt	7,753	7,955	8,066	(2.5)	(3.9)	31,695	32,156	(1.4)
Other	304	226	1,357	34.5	(77.6)	1,910	4,404	(56.6)
Total Interest Income	270,889	272,431	306,064	(0.6)	(11.5)	1,130,306	1,247,019	(9.4)
Interest Expense
Deposits	21,517	27,421	55,580	(21.5)	(61.3)	132,871	216,623	(38.7)
Short-term borrowings	7,531	8,893	14,082	(15.3)	(46.5)	38,504	79,990	(51.9)
Long-term borrowings	7,449	9,019	9,965	(17.4)	(25.2)	36,849	33,167	11.1
Total Interest Expense	36,497	45,333	79,627	(19.5)	(54.2)	208,224	329,780	(36.9)
Net Interest Income	234,392	227,098	226,437	3.2	3.5	922,082	917,239	0.5
Provision for credit losses	17,556	27,227	7,544	(35.5)	132.7	122,798	44,561	175.6
Net Interest Income After Provision for Credit Losses	216,836	199,871	218,893	8.5	(0.9)	799,284	872,678	(8.4)
Non-Interest Income
Service charges	29,784	24,296	28,842	22.6	3.3	108,146	124,285	(13.0)
Trust services	8,204	7,733	7,151	6.1	14.7	31,249	27,885	12.1
Insurance commissions and fees	5,424	6,401	5,014	(15.3)	8.2	24,212	20,463	18.3
Securities commissions and fees	4,645	4,494	3,957	3.4	17.4	17,441	17,088	2.1
Capital markets income	7,507	8,202	8,608	(8.5)	(12.8)	39,337	33,224	18.4
Mortgage banking operations	15,317	18,831	10,417	(18.7)	47.0	49,665	31,689	56.7
Dividends on non-marketable equity securities	3,796	2,496	4,918	52.1	(22.8)	13,736	18,641	(26.3)
Bank owned life insurance	2,867	3,867	3,130	(25.9)	(8.4)	13,835	11,794	17.3
Net securities gains	20	112	35	(82.1)	(42.9)	282	70	302.9
Other	(9,200)	3,606	1,969	(355.1)	(567.2)	(3,347)	9,127	(136.7)
Total Non-Interest Income	68,364	80,038	74,041	(14.6)	(7.7)	294,556	294,266	0.1
Non-Interest Expense
Salaries and employee benefits	107,467	100,265	95,913	7.2	12.0	405,529	375,084	8.1
Net occupancy	22,287	13,837	14,056	61.1	58.6	71,166	58,416	21.8
Equipment	16,651	17,005	16,491	(2.1)	1.0	65,312	61,903	5.5
Amortization of intangibles	3,341	3,339	3,607	0.1	(7.4)	13,362	14,167	(5.7)
Outside services	18,686	16,676	17,285	12.1	8.1	69,258	64,006	8.2
FDIC insurance	5,083	4,064	5,621	25.1	(9.6)	20,073	23,294	(13.8)
Bank shares and franchise taxes	2,477	3,778	2,348	(34.4)	5.5	14,376	12,493	15.1
Other	23,324	21,245	22,044	9.8	5.8	91,273	86,765	5.2
Total Non-Interest Expense	199,316	180,209	177,365	10.6	12.4	750,349	696,128	7.8
Income Before Income Taxes	85,884	99,700	115,569	(13.9)	(25.7)	343,491	470,816	(27.0)
Income taxes	13,681	16,924	20,376	(19.2)	(32.9)	57,485	83,567	(31.2)
Net Income	72,203	82,776	95,193	(12.8)	(24.2)	286,006	387,249	(26.1)
Preferred stock dividends	2,011	2,010	2,011	—	—	8,041	8,041	—
Net Income Available to Common Stockholders	$70,192	$80,766	$93,182	(13.1)	(24.7)	$277,965	$379,208	(26.7)
Earnings per Common Share
Basic	$0.22	$0.25	$0.29	(12.0)	(24.1)	$0.86	$1.17	(26.5)
Diluted	0.22	0.25	0.29	(12.0)	(24.1)	0.85	1.16	(26.7)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				4Q20	4Q20
	4Q20	3Q20	4Q19	3Q20	4Q19
Assets
Cash and due from banks	$369	$396	$407	(6.8)	(9.3)
Interest-bearing deposits with banks	1,014	504	192	101.2	428.1
Cash and Cash Equivalents	1,383	900	599	53.7	130.9
Securities available for sale	3,463	3,101	3,289	11.7	5.3
Securities held to maturity	2,868	2,966	3,275	(3.3)	(12.4)
Loans held for sale	154	680	51	(77.4)	202.0
Loans and leases, net of unearned income	25,459	25,689	23,289	(0.9)	9.3
Allowance for credit losses	(363)	(373)	(196)	(2.7)	85.2
Net Loans and Leases	25,096	25,316	23,093	(0.9)	8.7
Premises and equipment, net	332	335	333	(0.9)	(0.3)
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	54	57	67	(5.3)	(19.4)
Bank owned life insurance	549	548	544	0.2	0.9
Other assets	1,193	1,276	1,102	(6.5)	8.3
Total Assets	$37,354	$37,441	$34,615	(0.2)	7.9
Liabilities
Deposits:
Non-interest-bearing demand	$9,042	$8,741	$6,384	3.4	41.6
Interest-bearing demand	13,157	13,063	11,049	0.7	19.1
Savings	3,261	3,007	2,625	8.4	24.2
Certificates and other time deposits	3,662	4,025	4,728	(9.0)	(22.5)
Total Deposits	29,122	28,836	24,786	1.0	17.5
Short-term borrowings	1,804	1,899	3,216	(5.0)	(43.9)
Long-term borrowings	1,095	1,397	1,340	(21.6)	(18.3)
Other liabilities	374	358	390	4.5	(4.1)
Total Liabilities	32,395	32,490	29,732	(0.3)	9.0
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,087	4,084	4,067	0.1	0.5
Retained earnings	869	838	798	3.7	8.9
Accumulated other comprehensive loss	(39)	(26)	(65)	50.0	(40.0)
Treasury stock	(68)	(55)	(27)	23.6	151.9
Total Stockholders' Equity	4,959	4,951	4,883	0.2	1.6
Total Liabilities and Stockholders' Equity	$37,354	$37,441	$34,615	(0.2)	7.9

F.N.B. CORPORATION AND SUBSIDIARIES	4Q20			3Q20			4Q19
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$869,328	$304	0.14%	$543,731	$226	0.17%	$83,948	$1,357	6.41%
Taxable investment securities (2)	4,927,403	22,881	1.86	4,849,384	24,710	2.04	5,304,096	30,910	2.33
Non-taxable investment securities (1)	1,144,330	9,942	3.47	1,142,971	10,101	3.54	1,127,145	10,079	3.58
Loans held for sale	380,941	4,429	4.63	282,917	3,349	4.72	68,585	1,608	9.37
Loans and leases (1) (3)	25,655,784	236,333	3.67	26,063,431	237,063	3.62	23,230,888	265,584	4.54
Total Interest Earning Assets (1)	32,977,786	273,889	3.31	32,882,434	275,449	3.34	29,814,662	309,538	4.13
Cash and due from banks	356,260			369,263			395,967
Allowance for credit losses	(374,816)			(371,199)			(198,115)
Premises and equipment	339,805			335,711			332,042
Other assets	4,170,156			4,250,497			4,056,558
Total Assets	$37,469,191			$37,466,706			$34,401,114
Liabilities
Deposits:
Interest-bearing demand	$13,122,204	7,866	0.24	$12,584,154	10,041	0.32	$11,035,271	28,964	1.04
Savings	3,104,420	171	0.02	2,991,381	261	0.03	2,558,931	2,003	0.31
Certificates and other time	3,837,255	13,480	1.40	4,149,263	17,119	1.64	4,906,013	24,613	1.99
Total interest-bearing deposits	20,063,879	21,517	0.43	19,724,798	27,421	0.55	18,500,215	55,580	1.19
Short-term borrowings	1,918,362	7,531	1.56	2,217,640	8,893	1.59	2,963,033	14,082	1.88
Long-term borrowings	1,280,964	7,449	2.31	1,526,968	9,019	2.35	1,339,795	9,965	2.95
Total Interest-Bearing Liabilities	23,263,205	36,497	0.62	23,469,406	45,333	0.77	22,803,043	79,627	1.38
Non-interest-bearing demand deposits	8,889,086			8,671,940			6,337,845
Total Deposits and Borrowings	32,152,291		0.45	32,141,346		0.56	29,140,888		1.08
Other liabilities	370,351			409,427			408,737
Total Liabilities	32,522,642			32,550,773			29,549,625
Stockholders' Equity	4,946,549			4,915,933			4,851,489
Total Liabilities and Stockholders' Equity	$37,469,191			$37,466,706			$34,401,114
Net Interest Earning Assets	$9,714,581			$9,413,028			$7,011,619
Net Interest Income (FTE) (1)		237,392			230,116			229,911
Tax Equivalent Adjustment		(3,000)			(3,018)			(3,474)
Net Interest Income		$234,392			$227,098			$226,437
Net Interest Spread			2.69%			2.57%			2.75%
Net Interest Margin (1)			2.87%			2.79%			3.07%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Unaudited)	2020			2019
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$470,466	$1,910	0.41%	$73,834	$4,404	5.96%
Taxable investment securities (2)	5,038,547	106,266	2.11	5,296,830	126,101	2.38
Non-taxable investment securities (1)	1,132,307	40,121	3.54	1,121,026	40,155	3.58
Loans held for sale	212,328	9,817	4.62	102,344	5,386	5.26
Loans and leases (1) (3)	25,211,191	984,662	3.91	22,776,639	1,085,094	4.76
Total Interest Earning Assets (1)	32,064,839	1,142,776	3.56	29,370,673	1,261,140	4.29
Cash and due from banks	359,936			382,144
Allowance for credit losses	(350,309)			(191,171)
Premises and equipment	336,117			330,920
Other assets	4,196,847			3,958,197
Total Assets	$36,607,430			$33,850,763
Liabilities
Deposits:
Interest-bearing demand	$12,161,766	57,224	0.47	$10,123,701	104,236	1.03
Savings	2,890,440	2,822	0.10	2,532,456	8,535	0.34
Certificates and other time	4,261,738	72,825	1.71	5,268,208	103,852	1.97
Total interest-bearing deposits	19,313,944	132,871	0.69	17,924,365	216,623	1.21
Short-term borrowings	2,515,558	38,504	1.53	3,551,135	79,990	2.24
Long-term borrowings	1,473,708	36,849	2.50	1,108,135	33,167	2.99
Total Interest-Bearing Liabilities	23,303,210	208,224	0.89	22,583,635	329,780	1.46
Non-interest-bearing demand deposits	8,004,557			6,128,196
Total Deposits and Borrowings	31,307,767		0.66	28,711,831		1.15
Other liabilities	395,363			381,467
Total Liabilities	31,703,130			29,093,298
Stockholders' Equity	4,904,300			4,757,465
Total Liabilities and Stockholders' Equity	$36,607,430			$33,850,763
Net Interest Earning Assets	$8,761,629			$6,787,038
Net Interest Income (FTE) (1)		934,552			931,360
Tax Equivalent Adjustment		(12,470)			(14,121)
Net Interest Income		$922,082			$917,239
Net Interest Spread			2.67%			2.83%
Net Interest Margin (1)			2.91%			3.17%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q20	3Q20	4Q19	2020	2019
Performance Ratios
Return on average equity	5.81%	6.70%	7.78%	5.83%	8.14%
Return on average tangible equity (1)	11.33	13.10	15.43	11.49	16.42
Return on average tangible common equity (1)	11.49	13.34	15.79	11.66	16.84
Return on average assets	0.77	0.88	1.10	0.78	1.14
Return on average tangible assets (1)	0.85	0.97	1.21	0.87	1.26
Net interest margin (FTE) (2)	2.87	2.79	3.07	2.91	3.17
Yield on earning assets (FTE) (2)	3.31	3.34	4.13	3.56	4.29
Cost of interest-bearing deposits	0.43	0.55	1.19	0.69	1.21
Cost of interest-bearing liabilities	0.62	0.77	1.38	0.89	1.46
Cost of funds	0.45	0.56	1.08	0.66	1.15
Efficiency ratio (1)	56.52	55.26	55.99	56.13	54.51
Effective tax rate	15.93	16.97	17.63	16.74	17.75
Pre-provision net revenue (reported) / average tangible common equity (1)	16.32	20.30	20.24	18.84	22.22
Pre-provision net revenue (operating) / average tangible common equity (1)	20.65	21.25	20.94	20.85	22.74
Capital Ratios
Equity / assets (period end)	13.28	13.22	14.11
Common equity / assets (period end)	12.99	12.94	13.80
Common equity tier 1 (3)	9.8	9.6	9.4
Leverage ratio	7.83	7.78	8.20
Tangible equity / tangible assets (period end) (1)	7.54	7.49	7.91
Tangible common equity / tangible assets (period end) (1)	7.24	7.19	7.58
Common Stock Data
Average diluted common shares outstanding	324,876,951	325,662,780	326,515,973	325,487,964	326,061,138
Period end common shares outstanding	321,629,529	323,212,398	325,014,560
Book value per common share	$15.09	$14.99	$14.70
Tangible book value per common share (1)	7.88	7.81	7.53
Dividend payout ratio (common)	55.82%	48.65%	42.22%	56.45%	41.45%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
December 31, 2020 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				4Q20	4Q20
	4Q20	3Q20	4Q19	3Q20	4Q19
Balances at period end
Loans and Leases:
Commercial real estate	$9,731	$9,521	$8,960	2.2	8.6
Commercial and industrial (1)	7,214	7,547	5,308	(4.4)	35.9
Commercial leases	485	487	432	(0.4)	12.3
Other	40	65	21	(38.5)	90.5
Commercial loans and leases	17,470	17,620	14,721	(0.9)	18.7
Direct installment	2,020	1,977	1,821	2.2	10.9
Residential mortgages	3,433	3,531	3,374	(2.8)	1.7
Indirect installment	1,218	1,219	1,922	(0.1)	(36.6)
Consumer LOC	1,318	1,342	1,451	(1.8)	(9.2)
Consumer loans	7,989	8,069	8,568	(1.0)	(6.8)
Total loans and leases	$25,459	$25,689	$23,289	(0.9)	9.3
Note: Loans held for sale were $154, $680 and $51 at 4Q20, 3Q20, and 4Q19, respectively.
(1) PPP loans were $2.2 billion and $2.5 billion at 4Q20 and 3Q20, respectively.
				% Variance
Average balances				4Q20	4Q20	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q20	3Q20	4Q19	3Q20	4Q19	2020	2019	Var.
Commercial real estate	$9,702	$9,443	$8,947	2.7	8.4	$9,608	$8,867	8.4
Commercial and industrial (1)	7,380	7,628	5,256	(3.2)	40.4	6,684	4,997	33.8
Commercial leases	477	492	440	(3.1)	8.4	474	394	20.4
Other	59	49	51	21.3	16.8	33	52	(36.6)
Commercial loans and leases	17,618	17,612	14,694	—	19.9	16,799	14,310	17.4
Direct installment	1,995	1,960	1,785	1.8	11.8	1,930	1,761	9.6
Residential mortgages	3,490	3,522	3,350	(0.9)	4.2	3,470	3,243	7.0
Indirect installment	1,226	1,609	1,936	(23.8)	(36.7)	1,632	1,950	(16.3)
Consumer LOC	1,327	1,360	1,466	(2.4)	(9.5)	1,380	1,513	(8.8)
Consumer loans	8,038	8,451	8,537	(4.9)	(5.8)	8,412	8,467	(0.6)
Total loans and leases	$25,656	$26,063	$23,231	(1.6)	10.4	$25,211	$22,777	10.7
(1) PPP average loans were $2.5 billion and $2.5 billion at 4Q20 and 3Q20, respectively, and $1.6 billion for the full year of 2020.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				4Q20	4Q20
Asset Quality Data	4Q20	3Q20	4Q19	3Q20	4Q19
Non-Performing Assets
Non-performing loans (1)	$170	$178	$103	(4.5)	65.0
Other real estate owned (OREO)	10	20	26	(50.0)	(61.5)
Non-performing assets	$180	$198	$129	(9.1)	39.5
Non-performing loans / total loans and leases	0.67%	0.69%	0.44%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.77	0.84	0.73
Delinquency (2)
Loans 30-89 days past due	$73	$78	$95	(6.4)	(23.2)
Loans 90+ days past due	16	18	42	(11.1)	(61.9)
Non-accrual loans	170	178	81	(4.5)	109.9
Past due and non-accrual loans	$259	$274	$218	(5.5)	18.8
Past due and non-accrual loans / total loans and leases	1.02%	1.07%	0.94%

(1)	Does not include loans acquired in a business combination at fair value for 4Q19.
(2)	Delinquency for the acquired portfolio was $73 at 4Q19.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				4Q20	4Q20	For the Twelve Months Ended December 31,		%
Allowance on Loans and Leases Rollforward	4Q20	3Q20	4Q19	3Q20	4Q19	2020	2019	Var.
Allowance for Credit Losses (1)
Balance at beginning of period	$373.0	$365.0	$193.6	2.2	92.6	$195.9	$179.6	9.0
Provision for credit losses	16.5	27.2	7.5	(39.3)	119.0	121.8	44.6	173.2
Net loan (charge-offs)/recoveries	(26.4)	(19.3)	(5.3)	37.0	397.5	(59.8)	(28.3)	111.1
Adjustment due to CECL adoption	—	—	—			105.3	—
Allowance for credit losses	$363.1	$373.0	$195.9	(2.6)	85.4	$363.1	$195.9	85.4
Allowance for credit losses / total loans and leases	1.43%	1.45%	0.84%
Allowance for credit losses / total non-performing loans	213.2	209.8	190.2
Net loan charge-offs (annualized) / total average loans and leases	0.41	0.29	0.09			0.24%	0.12%

(1)	The allowance for credit losses for the acquired portfolio was $7 at December 31, 2019.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				4Q20	4Q20	For the Twelve Months Ended December 31,		%
	4Q20	3Q20	4Q19	3Q20	4Q19	2020	2019	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$70,192	$80,766	$93,182			$277,965	$379,208
COVID-19 expense	4,654	2,671	—			11,276	—
Tax benefit of COVID-19 expense	(977)	(561)	—			(2,368)	—
Gain on sale of Visa class B stock	—	(13,818)	—			(13,818)	—
Tax expense of gain on sale of Visa class B stock	—	2,902	—			2,902	—
Loss on FHLB debt extinguishment and related hedge terminations	12,295	13,316	—			25,611	—
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	(2,582)	(2,796)	—			(5,378)	—
Branch consolidation costs	10,483	—	—			18,745	4,505
Tax benefit of branch consolidation costs	(2,201)	—	—			(3,936)	(946)
Service charge refunds	—	3,780	4,279			3,780	4,279
Tax benefit of service charge refunds	—	(794)	(899)			(794)	(899)
Operating net income available to common stockholders (non-GAAP)	$91,864	$85,466	$96,562	7.5	(4.9)	$313,985	$386,147	(18.7)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.22	$0.25	$0.29			$0.85	$1.16
COVID-19 expense	0.01	0.01	—			0.03	—
Tax benefit of COVID-19 expense	—	—	—			(0.01)	—
Gain on sale of Visa class B stock	—	(0.04)	—			(0.04)	—
Tax expense of gain on sale of Visa class B stock	—	0.01	—			0.01	—
Loss on FHLB debt extinguishment and related hedge terminations	0.04	0.04	—			0.08	—
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	(0.01)	(0.01)	—			(0.02)	—
Branch consolidation costs	0.03	—	—			0.06	0.01
Tax benefit of branch consolidation costs	(0.01)	—	—			(0.01)	—
Service charge refunds	—	0.01	0.01			0.01	0.01
Tax benefit of service charge refunds	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.28	$0.26	$0.30	7.7	(6.7)	$0.96	$1.18	(18.6)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q20	3Q20	4Q19	2020	2019
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$287,241	$329,305	$377,668	$286,006	$387,249
Amortization of intangibles, net of tax (annualized)	10,499	10,495	11,304	10,556	11,192
Tangible net income (annualized) (non-GAAP)	$297,740	$339,800	$388,972	$296,562	$398,441

Average total stockholders' equity	$4,946,549	$4,915,933	$4,851,489	$4,904,300	$4,757,465
Less: Average intangible assets (1)	(2,318,048)	(2,321,352)	(2,330,977)	(2,322,981)	(2,331,630)
Average tangible stockholders' equity (non-GAAP)	$2,628,501	$2,594,581	$2,520,512	$2,581,319	$2,425,835

Return on average tangible equity (non-GAAP)	11.33%	13.10%	15.43%	11.49%	16.42%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$279,244	$321,307	$369,688	$277,965	$379,208
Amortization of intangibles, net of tax (annualized)	10,499	10,495	11,304	10,556	11,192
Tangible net income available to common stockholders (annualized) (non-GAAP)	$289,743	$331,802	$380,992	$288,521	$390,400

Average total stockholders' equity	$4,946,549	$4,915,933	$4,851,489	$4,904,300	$4,757,465
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,318,048)	(2,321,352)	(2,330,977)	(2,322,981)	(2,331,630)
Average tangible common equity (non-GAAP)	$2,521,619	$2,487,699	$2,413,630	$2,474,437	$2,318,953

Return on average tangible common equity (non-GAAP)	11.49%	13.34%	15.79%	11.66%	16.84%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$365,459
Amortization of intangibles, net of tax (annualized)	10,499
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$375,958

Average total stockholders' equity	$4,946,549
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,318,048)
Average tangible common equity (non-GAAP)	$2,521,619

Operating return on average tangible common equity (non-GAAP)	14.91%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q20	3Q20	4Q19	2020	2019
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$287,241	$329,305	$377,668	$286,006	$387,249
Amortization of intangibles, net of tax (annualized)	10,499	10,495	11,304	10,556	11,192
Tangible net income (annualized) (non-GAAP)	$297,740	$339,800	$388,972	$296,562	$398,441

Average total assets	$37,469,191	$37,466,706	$34,401,114	$36,607,430	$33,850,763
Less: Average intangible assets (1)	(2,318,048)	(2,321,352)	(2,330,977)	(2,322,981)	(2,331,630)
Average tangible assets (non-GAAP)	$35,151,143	$35,145,354	$32,070,137	$34,284,449	$31,519,133

Return on average tangible assets (non-GAAP)	0.85%	0.97%	1.21%	0.87%	1.26%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	4Q20	3Q20	4Q19
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$4,958,903	$4,951,059	$4,883,198
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,316,527)	(2,319,689)	(2,329,545)
Tangible common equity (non-GAAP)	$2,535,494	$2,524,488	$2,446,771

Common shares outstanding	321,629,529	323,212,398	325,014,560

Tangible book value per common share (non-GAAP)	$7.88	$7.81	$7.53
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,958,903	$4,951,059	$4,883,198
Less: Intangible assets (1)	(2,316,527)	(2,319,689)	(2,329,545)
Tangible equity (non-GAAP)	$2,642,376	$2,631,370	$2,553,653

Total assets	$37,354,351	$37,440,672	$34,615,016
Less: Intangible assets (1)	(2,316,527)	(2,319,689)	(2,329,545)
Tangible assets (non-GAAP)	$35,037,824	$35,120,983	$32,285,471

Tangible equity / tangible assets (period end) (non-GAAP)	7.54%	7.49%	7.91%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,958,903	$4,951,059	$4,883,198
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,316,527)	(2,319,689)	(2,329,545)
Tangible common equity (non-GAAP)	$2,535,494	$2,524,488	$2,446,771

Total assets	$37,354,351	$37,440,672	$34,615,016
Less: Intangible assets (1)	(2,316,527)	(2,319,689)	(2,329,545)
Tangible assets (non-GAAP)	$35,037,824	$35,120,983	$32,285,471

Tangible common equity / tangible assets (period end) (non-GAAP)	7.24%	7.19%	7.58%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	4Q20	3Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$363,107	$372,970
Loans and leases	$25,458,645	$25,688,502
Less: PPP loans outstanding	(2,158,452)	(2,534,136)
Loans and leases, excluding PPP loans (non-GAAP)	$23,300,193	$23,154,366
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.56%	1.61%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$170,289	$177,751
Loans and leases	$25,458,645	$25,688,502
Less: PPP loans outstanding	(2,158,452)	(2,534,136)
Loans and leases, excluding PPP loans (non-GAAP)	$23,300,193	$23,154,366
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.73%	0.77%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$196,675	$216,457
Loans and leases	$25,458,645	$25,688,502
Plus: OREO	10,420	20,319
Less: PPP loans outstanding	(2,158,452)	(2,534,136)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$23,310,613	$23,174,685
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.84%	0.93%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$104,947	$76,605
Average loans and leases	$25,655,784	$26,063,431
Less: Average PPP loans outstanding	(2,463,995)	(2,509,758)
Average loans and leases, excluding PPP loans (non-GAAP)	$23,191,789	$23,553,673
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.45%	0.32%

Past due and non-accrual loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$258,739	$274,314
Loans and leases	$25,458,645	$25,688,502
Less: PPP loans outstanding	(2,158,452)	(2,534,136)
Loans and leases, excluding PPP loans (non-GAAP)	$23,300,193	$23,154,366
Past due and non-accrual loans / loans and leases, excluding PPP loans (non-GAAP)	1.11%	1.18%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q20	3Q20	4Q19	2020	2019

KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$234,392	$227,098	$226,437	$922,082	$917,239
Non-interest income	68,364	80,038	74,041	294,556	294,266
Less: Non-interest expense	(199,316)	(180,209)	(177,365)	(750,349)	(696,128)
Pre-provision net revenue (as reported)	$103,440	$126,927	$123,113	$466,289	$515,377
Pre-provision net revenue (as reported) (annualized)	$411,513	$504,948	$488,437	$466,289	$515,377
Adjustments:
Add: Branch consolidation costs (non-interest income)	—	—	—	—	1,722
Add: Service charge refunds (non-interest income)	—	3,780	4,279	3,780	4,279
Less: Gain on sale of Visa class B stock (non-interest income)	—	(13,818)	—	(13,818)	—
Add: Loss on FHLB debt extinguishment and related hedge terminations (non-interest income)	12,295	13,316	—	25,611	—
Add: COVID - 19 expense (non-interest expense)	4,654	2,671	—	11,276	—
Add: Branch consolidation costs (non-interest expense)	10,483	—	—	18,745	2,783
Add: Tax credit-related impairment project (non-interest expense)	—	—	—	4,101	3,213
Pre-provision net revenue (operating) (non-GAAP)	$130,872	$132,876	$127,392	$515,984	$527,374
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$520,644	$528,614	$505,414	$515,984	$527,374
Average total shareholders’ equity	$4,946,549	$4,915,933	$4,851,489	$4,904,300	$4,757,465
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,318,048)	(2,321,352)	(2,330,977)	(2,322,981)	(2,331,630)
Average tangible common equity (non-GAAP)	$2,521,619	$2,487,699	$2,413,630	$2,474,437	$2,318,953
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	16.32%	20.30%	20.24%	18.84%	22.22%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	20.65%	21.25%	20.94%	20.85%	22.74%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q20	3Q20	4Q19	2020	2019

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$199,316	$180,209	$177,365	$750,349	$696,128
Less: Amortization of intangibles	(3,341)	(3,339)	(3,607)	(13,362)	(14,167)
Less: OREO expense	(1,087)	(1,061)	(1,198)	(4,434)	(4,652)
Less: COVID-19 expense	(4,654)	(2,671)	—	(11,276)	—
Less: Branch consolidation costs	(10,483)	—	—	(18,745)	(2,783)
Less: Tax credit-related project impairment	—	—	—	(4,101)	(3,213)
Adjusted non-interest expense	$179,751	$173,138	$172,560	$698,431	$671,313

Net interest income	$234,392	$227,098	$226,437	$922,082	$917,239
Taxable equivalent adjustment	3,000	3,018	3,474	12,470	14,121
Non-interest income	68,364	80,038	74,041	294,556	294,266
Less: Net securities gains	(20)	(112)	(35)	(282)	(70)
Less: Gain on sale of Visa class B stock	—	(13,818)	—	(13,818)	—
Add: Loss on FHLB debt extinguishment and related hedge terminations	12,295	13,316	—	25,611	—
Add: Branch consolidation costs	—	—	—	—	1,722
Add: Service charge refunds	—	3,780	4,279	3,780	4,279
Adjusted net interest income (FTE) + non-interest income	$318,031	$313,320	$308,196	$1,244,399	$1,231,557

Efficiency ratio (FTE) (non-GAAP)	56.52%	55.26%	55.99%	56.13%	54.51%
(1) Excludes loan servicing rights.